Exhibit 99.1

Quantum Technologies Reports Calendar 2012 First Quarter Financial Results

IRVINE, Calif., May 10, 2012 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of hybrid propulsion systems, energy storage technologies, alternative fuel vehicles and applications including natural gas, plug-in hybrid, electric hybrid and hydrogen and owner of a portfolio of renewable energy farm projects, today reported its results for the first quarter of calendar 2012. Conference call information is provided below.

Calendar 2012 First Quarter Operating Results

For the first quarter of calendar 2012, revenues decreased $0.8 million from $6.8 million in the first quarter of calendar 2011 to $6.0 million in the first quarter of calendar 2012. The decrease in revenues is primarily due to lower contract revenues, partially offset by increased natural gas vehicle product sales and component shipments to Fisker Automotive. Our overall operating loss for the first quarter decreased $0.1 million, from $4.4 million in the first quarter of calendar 2011 to $4.3 million in the first quarter of calendar 2012.

Product revenue for our Electric Drive & Fuel Systems segment increased 133%, or $2.0 million, from $1.5 million in the first quarter of calendar 2011 to $3.5 million in the first quarter of calendar 2012, due to product shipments to Fisker Automotive of components related to our Q-Drive ® hybrid drive system and increased shipments of high pressure fuel storage systems for natural gas applications. Contract revenue for this segment decreased $2.7 million, or 53%, from $5.1 million in the first quarter of calendar 2011 to $2.4 million in the first quarter of calendar 2012. Contract revenue is derived primarily from system development, application engineering and qualification testing of our products and systems under funded contracts with automotive OEMs and other customers. The decrease in contract revenues in the first quarter of calendar 2012 was primarily attributable to pre-production development efforts for Fisker Automotive during the first quarter of calendar 2011. Total revenue for this segment decreased $0.7 million, from $6.6 million in the first quarter of calendar 2011 to $5.9 million in the first quarter of calendar 2012. This segment had an operating loss of $1.2 million in the first quarter of calendar 2012, compared to $0.4 million in the first quarter of calendar 2011.

Revenues for our Renewable Energy segment includes energy sales related to Schneider Power’s Providence Bay wind farm and revenue from construction management services on other projects. Revenues for this segment were $0.1 million for both the first quarter of calendar 2011 and 2012. The operating loss for this segment was $0.3 million in the first quarter of calendar 2012, compared to a loss of $1.6 million in the first quarter of calendar 2011. The operating loss for the prior year’s first quarter included a $1.0 million impairment charge due to the abandonment of the Spring Bay wind farm construction project in January 2011. Schneider Power will begin recognizing revenues from the newly acquired 10 megawatt Zephyr Wind Farm in the second quarter of calendar 2012.

Our Corporate segment represents the general and administrative expenses that indirectly support our Electric Drive and Fuel Systems and Renewable Energy operating segments and consists primarily of personnel costs, share-based compensation costs, and general and administrative costs for executives, finance, legal, human resources, investor relations and the board of directors. Corporate segment losses increased $0.4 million, from $2.4 million in the first quarter of calendar 2011 to $2.8 million in the first quarter of calendar 2012. Company-wide share-based compensation expense was $0.2 million and depreciation and amortization expense was $0.3 million in the first quarter of calendar 2012.

During the first quarter of calendar 2012, we recognized a $0.1 million loss in equity in earnings of affiliates, primarily related to our equity share in losses of Asola, our German affiliate.

Interest expense, net of interest income, amounted to $3.4 million in the first quarter of calendar 2012, as compared to $0.9 million recognized in the first quarter of calendar 2011. The increase in expense during the current period is primarily related to the amortization of the debt discount associated with the repayment of $4.0 million of convertible notes that matured in March 2012. The amortization of the debt discounts, which represent non-cash interest charges, was $3.0 million during the first quarter of calendar 2012. Interest expense in the prior year period primarily related to debt instruments held by our former senior lender.

Our financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with embedded features contained within certain debt obligations and warrant contracts. Fair value adjustments of the derivative instruments, which are recorded as non-cash unrealized gains or losses, amounted to a $0.1 million gain in the first quarter of calendar 2012, compared to a $3.4 million gain in the first quarter of calendar 2011. The share price of our common stock is the primary underlying variable that impacts the value of the derivative instruments. Additional factors include the volatility of our stock price, our credit rating, discount rates, and stated interest rates. The gain in the respective periods was primarily attributable to the decrease in our common stock share price in the first quarters of calendar 2011 and 2012.

Also reflected in our financial statements for the first quarter of calendar 2011 is a loss on modification of debt and derivative instruments of $1.5 million due to an implied exchange of certain existing debt instruments held by our former senior lender as a result of certain modifications made to those debt instruments during the quarter.

During the first three months of calendar 2012, cash used in operations was $2.3 million.

Our consolidated net loss for the first quarter of calendar 2012 was $7.8 million, compared to a net loss of $5.3 million in the first quarter of calendar 2011. The increase in net loss was primarily due to the increase in interest expense, inclusive of the amortization of the debt discount, and the $3.4 million gain on the fair value adjustments of derivative instruments recognized in the first quarter of calendar 2011, partially offset by the loss on modification and settlement of debt and derivative instruments during the prior year first quarter.

Alan P. Niedzwiecki, President and CEO, stated, “We continue to expand our natural gas tank sales which is driving revenue growth, which we expect to continue in calendar 2012.” Mr. Niedzwiecki continued, “The renewable energy side of our business is also expanding with our recent acquisition of the Zephyr Wind Farm, which added 10 megawatts of electricity generation capacity to our renewable energy portfolio. We intend to continue the development efforts on certain renewable energy projects with strategic partners as we build out the renewable energy segment of our business.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2011 (1)	2012
	(Unaudited)
Statements of Operations:
Revenue:
Net product sales	$1,582,983	$3,634,293
Contract revenue	5,168,389	2,359,563

Total revenue	6,751,372	5,993,856
Costs and expenses:
Cost of product sales	1,146,215	2,471,981
Research and development	5,065,477	3,777,203
Selling, general and administrative	3,824,250	4,039,153
Amortization and impairment of long-lived assets	1,096,824	37,046

Total costs and expenses	11,132,766	10,325,383

Operating loss	(4,381,394)	(4,331,527)
Interest expense, net	(859,709)	(3,372,323)
Fair value adjustments of derivative instruments, net	3,381,000	106,000
Loss on modification of debt and derivative instruments, net	(1,513,359)	—
Loss on settlement of debt and derivative instruments, net	(1,571,532)	(95,450)
Equity in losses of affiliates, net	(399,534)	(121,590)

Loss from operations before income taxes	(5,344,528)	(7,814,890)

Income tax benefit	85,115	—

Net loss attributable to stockholders	$(5,259,413)	$(7,814,890)

Net loss per share - basic and diluted	$(0.51)	$(0.26)
Weighted average shares outstanding - basic and diluted	10,296,678	29,503,356
Cash Flow Information:
Depreciation, amortization and impairment of long-lived assets	1,403,470	319,818
Net cash used in operating activities	(3,732,714)	(2,308,800)
Net cash provided by (used in) investing activities	864,257	(218,473)
Net cash provided by financing activities	4,761,415	9,441,751

(1)	The three month period ended March 31, 2011 is shown for comparative purposes and has been prepared on a pro forma and unaudited basis and includes certain estimates.

	December 31, 2011	March 31, 2012
	(Audited)	(Unaudited)
Balance Sheet Information:
Cash and cash equivalents	$3,798,181	$10,710,970
Working capital (deficit)	(3,714,297)	5,808,292
Total assets	46,436,749	51,549,106
Total stockholders’ equity	25,573,412	34,064,420
Debt obligations, current & non-current:
Principal & accrued interest	$12,761,131	$6,367,021
Debt discounts	(4,033,591)	(996,658)

Total	$8,727,540	$5,370,363

Financial Results Call Scheduled:

Thursday, May 10, 2012 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 679-1155; Conference ID #79575540

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until May 17, 2012 at 11:59 p.m. Pacific time. The number for this service is (855) 859-2056. The call will also be available on the Company’s Investor Relations web page:

http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of hybrid propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s wholly owned subsidiary, Schneider Power Inc., complements Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Forward-Looking Statements

All statements included in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Examples of forward-looking statements contained in this press release include our expectation that CNG tank sales will continue to drive revenue growth for the remainder of calendar 2012 and our intention to continue the development efforts on certain renewable energy projects. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct.

Various risks and other factors including those risks and uncertainties identified in the “Risk Factors” section of the Transition Report on Form 10-KT that we filed with the SEC on March 28, 2012 and in our 10-Q for the quarter ended March 31, 2012, which we expect to file shortly with the SEC, could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained herein or in our public filings.

For more information regarding Quantum, please contact:

Investor Relations

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

(310) 541-6824

Dale Rasmussen

(206) 315-8242

Email: drasmussen@qtww.com

(C) 2012 Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500      Fax 949-399-4600